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                                                                   EXHIBIT 10.1

                               EMPLOYMENT  AGREEMENT

     This Employment Agreement (this "Agreement") is made and entered into as of the 17th day of September, 1997, between Concentra Managed Care, Inc., a Delaware corporation (the "Company"), and Kenneth Loffredo ("Executive").

                                    WITNESSETH:

     WHEREAS, Executive desires to become the Senior Vice President - Marketing and Sales of the Company and to become an integral part of its management who participates in the decision-making process relative to short and long-term planning and policy for the Company; and

     WHEREAS, it is the desire of the Board of Directors of the Company (the "Board of Directors") to assure itself of the management services of Executive by directly engaging Executive as an officer of the Company and its subsidiaries and affiliates; and

     WHEREAS, Executive is desirous of committing himself to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

     1. EMPLOYMENT AND TERM. The Company hereby agrees to employ Executive as its Senior Vice President - Marketing and Sales, and Executive hereby agrees to accept such employment, on the terms and conditions set forth herein, for the period commencing on the date hereof (the "Effective Date") and expiring as of 11:59 p.m. on the second anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the "Term"); PROVIDED, HOWEVER, that commencing on such second anniversary date, and each anniversary of the date hereof thereafter, the Term of this Agreement shall automatically be extended for one additional year unless at least thirty (30) days prior to each such anniversary date, the Company or Executive shall have given notice that it or he, as applicable, does not wish to extend this Agreement.

     2.   DUTIES AND RESTRICTIONS.

          (a) DUTIES AS EMPLOYEE OF THE COMPANY. Executive shall, subject to the supervision of the Company's Chief Executive Officer, serve as the Company's Senior Vice President - Marketing and Sales with all such powers as may be set forth in the Company's Bylaws with respect to, and/or are reasonably incident to, such officerships.

          (b) OTHER DUTIES. Executive agrees to serve as requested by the Company as a director of the Company's subsidiaries and affiliates and in one or more executive offices of any of the Company's subsidiaries and affiliates; PROVIDED, that the Company indemnifies Executive for serving in any and all such capacities in a manner acceptable to the Company and Executive. Executive agrees that he shall not be entitled to receive any compensation for serving in any capacities of the Company's subsidiaries and affiliates other than the compensation to be paid to Executive by the Company pursuant to this Agreement.


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          (c)  NONCOMPETITION.  Executive agrees that he will not, for a period of one year following the termination of his employment with the Company, (1) solicit the employment of, endeavor to entice away from the Company or its subsidiaries or affiliates or otherwise interfere with any person who was an employee of or consultant to the Company or any of its subsidiaries or affiliates during the one year period preceding such termination, or (2) be employed by, associated with, or have any interest in, directly or indirectly (whether as principal, director, officer, employee, consultant, partner, stockholder, trustee, manager, or otherwise), any occupational healthcare company or managed care company which has a principal line of business that is directly competitive with the Company or its subsidiaries or affiliates in any geographical area in which the Company or its subsidiaries or affiliates engage in business at the time of such termination or in which any of them, prior to termination of Executive's employment, evidenced in writing its intention to engage in business. Notwithstanding the foregoing, Executive shall not be prohibited from owning five percent or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market.

          (d) CONFIDENTIALITY. Executive shall not, directly or indirectly, at any time during or following the termination of his employment with the Company, reveal, divulge, or make known to any person or entity, or use for Executive's personal benefit (including, without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any information acquired during the course of employment hereunder with regard to the financial, business, or other affairs of the Company or any of its subsidiaries or affiliates (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings), other than (1) material already in the public domain, (2) information of a type not considered confidential by persons engaged in the same business or a similar business to that conducted by the Company, or (3) material that Executive is required to disclose under the following circumstances: (A) in the performance by Executive of his duties and responsibilities hereunder, reasonably necessary or appropriate disclosure to another employee of the Company or to representatives or agents of the Company (such as independent public accountants and legal counsel); (B) at the express direction of any authorized governmental entity;
(C) pursuant to a subpoena or other court process; (D) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; or
(E) as otherwise necessary, in the opinion of counsel for Executive, to be disclosed by Executive in connection with the prosecution of any legal action or proceeding initiated by Executive against the Company or any subsidiary or affiliate of the Company or the defense of any legal action or proceeding initiated against Executive in his capacity as an employee or director of the Company or any subsidiary or affiliate of the Company. Executive shall, at any time requested by the Company (either during or after his employment with the Company), promptly deliver to the Company all memoranda, notes, reports, lists, and other documents (and all copies thereof) relating to the business of the Company or any of its subsidiaries or affiliates which he may then possess or have under his control.

     3.   COMPENSATION AND RELATED MATTERS.

          (a) BASE SALARY. Executive shall receive a base salary paid by the Company ("Base Salary") at the annual rate of Two Hundred Thousand Dollars ($200,000) during each calendar year of the Term, payable in substantially equal monthly installments (or such other more frequent times as executives of the Company normally are paid). In addition, the Company's Board of Directors or Option and Compensation Committee of the Board of Directors shall, in good faith, consider granting increases


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in the Base Salary based on such factors as Executive's performance and the growth and/or profitability of the Company, but the Company shall have no obligation to grant such increases in compensation.

          (b) BONUS PAYMENTS. Executive shall be entitled to receive, in addition to the Base Salary, such bonus payments, if any, as the Board of Directors or the Option and Compensation Committee of the Board of Directors may specify.
          (c) EXPENSES. During the term of his employment hereunder, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board of Directors for its senior executive officers) in performing services hereunder, provided that Executive properly accounts therefor in accordance with Company policy.

          (d) OTHER BENEFITS. The Company shall not make any changes in any employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Executive currently or in the future participates (including, without limitation, each pension and retirement plan, supplemental pension and retirement plan, savings and profit sharing plan, stock or unit ownership plan, stock or unit purchase plan, stock or unit option plan, life insurance plan, medical insurance plan, disability plan, dental plan, health-and-accident plan, or any other similar plan or arrangement) that would adversely affect Executive's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executives of the Company and does not result in a proportionately greater reduction in the rights of or benefits to Executive as compared with any other executive of the Company. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company now or in the future to its senior executive officers and key management employees, subject to and on a basis consistent with the terms, conditions, and overall administration of such plan or arrangement. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the Base Salary payable to Executive pursuant to paragraph (a) of this Section 3.

          (e) VACATIONS. Executive shall be entitled to twenty (20) paid vacation days in each calendar year commencing on or after January 1, 1998, or such additional number as may be determined by the Board of Directors from time to time. For purposes of this Section 3(e), weekends shall not count as vacation days and Executive shall also be entitled to all paid holidays given by the Company to its senior executive officers.

          (f) PERQUISITES. Executive shall be entitled to receive the perquisites and fringe benefits appertaining to senior executive officers of the Company in accordance with any practice established by the Board of Directors. In the event Executive's employment hereunder is terminated (whether by Executive or the Company) for any reason whatsoever (other than Executive's death), then the Company shall, at Executive's written request and to the extent permitted by the terms of such policies and applicable law, assign and convey to Executive any life insurance policies maintained by the Company on the life of Executive, who shall thereafter be solely responsible, at his election, to pay all premiums payable after such assignment and conveyance to maintain the coverage under such policies with respect to Executive. Executive shall not be required to pay any money or other consideration to the Company upon such assignment and conveyance, it being acknowledged and agreed by the parties hereto that Executive's execution and delivery hereof constitute adequate and satisfactory consideration for such assignment and conveyance.


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          (g)  PRORATION.  Any payments or benefits payable to Executive hereunder in respect of any calendar year during which Executive is employed by the Company for less than the entire year, unless otherwise provided in the applicable plan or arrangement, shall be prorated in accordance with the number of days in such calendar year during which he is so employed.

     4. EXECUTIVE'S OFFICE AND RELOCATION. Executive shall primarily perform his duties and responsibilities hereunder at the Company's offices located at 312 Union Wharf, Boston, Massachusetts (or at such other location within the Boston, Massachusetts, metropolitan area, to which the Company may in the future relocate such principal executive offices), except for reasonable required travel on the Company's business. If the Company requests Executive to report for the performance of his services hereunder on a regular or permanent basis at any location or office more than thirty-five (35) miles from 312 Union Wharf, Boston, Massachusetts, and Executive agrees to such change, the Company shall pay Executive's reasonable relocation and moving expenses, including, but not limited to, the cost of moving his immediate family, expenses incurred while seeking new housing (including travel by Executive's spouse) and temporary living expenses incurred by Executive or his family for up to one hundred eighty
(180) days.

     5. TERMINATION. Executive's employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement, only under the following circumstances.

          (a) DEATH. Executive's employment hereunder shall terminate upon his death.

          (b) DISABILITY. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been unable, with reasonable accommodation, to perform the essential functions of his duties and responsibilities hereunder on a full time basis for one hundred eighty (180) consecutive calendar days, and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such one hundred eighty (180) day period) Executive shall not have returned to the performance of his material managerial duties and responsibilities hereunder on a full time basis, the Company may terminate Executive's employment hereunder.

          (c) CAUSE. Subject to the provisions of Section 7(d), the Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon:

          (1) Executive's willful or intentional failure to perform Executive's material duties and responsibilities hereunder (other than any such failure resulting from Executive's incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination for Good Reason (as hereinafter defined) by Executive);

          (2) The commission by Executive of dishonesty or fraud of a material nature in connection with the performance of his duties hereunder, intentional violation of law or governmental regulation of a material nature in connection with the performance of his duties hereunder, or willful or intentional misconduct of a material nature in connection with the performance of his duties hereunder;


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          (3)  Unprofessional or unethical conduct of a material nature by
               Executive in connection with the performance of his duties hereunder as determined in a final adjudication of any board, institution, organization or governmental agency having any privilege or right to pass upon the conduct of Executive;

          (4) Intentional or willful conduct by Executive which is materially detrimental to the reputation, character, business, or standing of the Company; or

          (5) The continued breach by Executive of any of Executive's material obligations under this Agreement.

          (d) TERMINATION BY EXECUTIVE. Subject to the provisions of Section 7(c), and at his option, Executive may terminate his employment hereunder (1) for Good Reason, or (2) if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life.

     For purposes of this Agreement, the termination of Executive's employment hereunder by Executive because of the occurrence of any one or more of the following events within six (6) months following a Change in Control (as hereinafter defined) shall be deemed to have occurred for "Good Reason":

          (A) a material change in the nature or scope of Executive's authorities, status, powers, functions, duties, responsibilities, or reporting relationships that is determined by Executive in good faith to be adverse to those existing before such change;

          (B) any removal by the Company of Executive from, or any failure to reelect Executive to, the positions indicated in Section 1 hereof except in connection with termination of Executive's employment for Cause or disability;

          (C) a reduction in Executive's Base Salary or any other failure by the Company to comply with Section 3 hereof that is not consented to or approved by Executive;

          (D) the relocation of Executive's office at which he is to perform his duties and responsibilities hereunder to a location outside of the Boston, Massachusetts, metropolitan area, or a materially adverse alteration in the office space within which Executive is to perform his duties and responsibilities hereunder or in the secretarial and administrative support provided to Executive; or

          (E) a failure by the Company or any subsidiary or affiliate of the Company to comply with any other material term or provision hereof or of any other written agreement between Executive and the Company or any such subsidiary or affiliate.


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          As used herein, "Change in Control" shall have the meaning set forth in the Concentra Managed Care, Inc. 1997 Long-Term Incentive Plan.

     6. COMPENSATION UPON TERMINATION. Executive shall be entitled to the following compensation from the Company upon the termination of his employment.

          (a) DEATH. If Executive's employment shall be terminated by reason of his death, the Company shall pay to such person as shall have been designated in a notice filed with the Company prior to Executive's death, or, if no such person shall be designated, to his estate as a death benefit, his Base Salary to the date of his death in addition to any payments Executive's spouse, beneficiaries, or estate may be entitled to receive pursuant to any pension or employee benefit plan or other arrangement or life insurance policy maintained by the Company. In addition, (x) the Company shall make payments of premiums to continue the medical and dental insurance coverage of Executive's spouse and children under age twenty-five (25) as in effect at and as of the date of Executive's death (or to provide as similar coverage as possible for the same premiums if the continuation of existing coverage is not permitted) for one (1) year after the date of Executive's death, in each case to the extent such coverage is available, and (y) the Company shall make a lump sum cash payment to the appropriate insurance company(ies) in an amount sufficient to fully fund future premium payments pursuant to Executive's then existing second-to-die, split-dollar insurance policy(ies) obtained through the Company and/or OccuSystems, Inc.

          (b) DISABILITY. During any period that Executive fails to perform his material managerial duties and responsibilities hereunder as a result of incapacity due to physical or mental illness, Executive shall continue to receive his Base Salary and any bonus payments until Executive's employment is terminated pursuant to Section 5(b) hereof or until Executive terminates his employment pursuant to Section 5(d)(2) hereof, whichever first occurs. After such termination, the Company shall pay to Executive, on or before the fifth day following the Date of Termination (as hereinafter defined) his Base Salary to the Date of Termination. In addition, (x) the Company shall make payments of premiums as necessary to cause Executive and Executive's spouse and children under age twenty-five (25) to continue to be covered by the medical and dental insurance as in effect at and as of the Date of Termination (or to provide as similar coverage as possible for the same premiums if the continuation of existing coverage is not permitted) for one (1) year after the Date of Termination, in each case to the extent such coverage is available, and (y) the Company shall make a lump sum cash payment to the appropriate insurance company(ies) in an amount sufficient to fully fund future premium payments pursuant to Executive's then existing second-to-die, split-dollar insurance policy(ies) obtained through the Company and/or OccuSystems, Inc.

          (c) CAUSE. If Executive's employment shall be terminated for Cause, the Company shall pay Executive his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given. Such payments shall fully discharge the Company's obligations hereunder.

          (d) BREACH BY THE COMPANY, FOR GOOD REASON, OR UPON FAILURE TO RENEW FOLLOWING A CHANGE IN CONTROL. If (1) in breach of this Agreement, the Company shall terminate Executive's employment (it being understood that a purported termination of Executive's employment by the Company pursuant to any provision of this Agreement that is disputed and finally determined not to have been proper shall be a termination by the Company in breach of this Agreement), or
(2) Executive shall terminate his employment for Good Reason, or (3) following a Change in Control, the Company shall give Executive notice pursuant to Section 1 prior to any anniversary of the date hereof that the


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Term of this Agreement shall not be automatically extended for an additional year on any such anniversary date, then the Company shall pay Executive:

     (A) his Base Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given;

     (B) in lieu of any further salary payments to Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to Executive, commencing on or before the fifth day following the Date of Termination and on the fifth day of each of the eleven (11) months thereafter (amounting to a total of twelve
          (12) months), an amount equal to one-twelfth (1/12) of Executive's annual Base Salary at the rate in effect at the time the Notice of Termination is given; and

     (C) all benefits payable under the terms of any employee benefit plan or other arrangement as of the Date of Termination.

     In addition, (x) the Company shall make payments of premiums as necessary to cause Executive and Executive's spouse and children under age twenty-five
(25) to continue to be covered by the medical and dental insurance as in effect at and as of the Date of Termination (or to provide as similar coverage as possible for the same premiums if the continuation of existing coverage is not permitted) for one (1) year after the Date of Termination, in each case to the extent such coverage is available, and (y) the Company shall make a lump sum cash payment to the appropriate insurance company(ies) in an amount sufficient to fully fund future premium payments pursuant to Executive's then existing second-to-die, split-dollar insurance policy(ies) obtained through the Company and/or OccuSystems, Inc.

     (e) MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 6 be reduced by any compensation earned by Executive as the result of employment by another employer after the Date of Termination, or otherwise.

     7.   OTHER PROVISIONS RELATING TO TERMINATION.

          (a) NOTICE OF TERMINATION. Any termination of Executive's employment by the Company or by Executive (other than termination because of the death of Executive) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (b) DATE OF TERMINATION. For purposes of this Agreement, "Date of Termination" shall mean: (1) if Executive's employment is terminated by his death, the date of his death; (2) if Executive's employment is terminated because of a disability pursuant to Section 5(b), then thirty (30) days after Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such thirty (30) day period); (3) if Executive's employment is terminated by the Company for Cause or by Executive for Good Reason, then, subject to Sections 7(c) and 7(d), the date specified in the Notice of Termination; (4) if the Company gives


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Executive notice pursuant to Section 1 prior to any anniversary of the date hereof that the Term of this Agreement shall not be automatically extended for an additional year on any such anniversary date, the date upon which the Term expires; and (5) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given.

          (c) GOOD REASON. Upon the occurrence of an event described in clauses (A) through (E) of Section 5(d), Executive may terminate his employment hereunder for Good Reason within one hundred eighty (180) days thereafter by giving a Notice of Termination to the Company to that effect. If the effect of the occurrence of the event described in clauses (A) through (E) of Section 5(d) may be cured, the Company shall have the opportunity to cure any such effect for a period of thirty (30) days following receipt of Executive's Notice of Termination. If the Company fails to cure any such effect, the termination for Good Reason shall become effective on the date specified in Executive's Notice of Termination. If Executive does not give such Notice of Termination to the Company, then this Agreement will remain in effect; PROVIDED, HOWEVER, that the failure of Executive to terminate this Agreement for Good Reason shall not be deemed a waiver of Executive's right to terminate his employment for Good Reason upon the occurrence of a subsequent event described in clauses (A) through (E) of Section 5(d) in accordance with the terms of this Agreement.

          (d) CAUSE. In the case of any termination of Executive for Cause, the Company will give Executive a Notice of Termination describing in reasonable detail, the facts or circumstances giving rise to Executive's termination (and, if applicable, the action required to cure same) and will permit Executive thirty (30) days to cure such failure to comply or perform. Cause for Executive's termination will not be deemed to exist until the expiration of the foregoing cure period, so long as Executive continues to use his best efforts during the cure period to cure such failure. If within thirty (30) days following Executive's receipt of a Notice of Termination for Cause (1) Executive delivers written notice to the Company denying that Cause exists, the question of the existence or nonexistence of Cause will be submitted for arbitration in accordance with Section 10; or (2) if Executive has not cured the facts or circumstances giving rise to Executive's termination for Cause and shall not have delivered a notice pursuant to clause (1) of this Section 7(d), then Executive's termination for Cause shall be effective as of the date specified in the Notice of Termination.

          (e) INTEREST. Until paid, all past due amounts required to be paid by the Company under any provision of this Agreement shall bear interest at the highest non-usurious rate permitted by applicable federal, state, or local law.

     8.   SUCCESSORS; BINDING AGREEMENT.

          (a) SUCCESSORS. This Agreement shall be binding upon, and inure to the benefit of, the Company, Executive, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

          (b) ASSUMPTION. The Company will require any successor (whether direct or indirect, by purchase of securities, merger, consolidation, sale of assets, or otherwise) to all or substantially all of the business or assets of the Company, by an agreement in form and substance reasonably satisfactory to Executive, to expressly assume this Agreement and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the


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Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination.

          (c) CERTAIN PAYMENTS. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

     9. NOTICE. For purposes of this Agreement, all notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by facsimile or similar electronic device and confirmed, (c) delivered by overnight express, or (d) if sent by any other means, upon receipt. Notices and all other communications provided for in this Agreement shall be addressed as follows:

     If to Executive:
          81 Immokolee Drive
          Portsmouth, Rhode Island 03640

     If to the Company:
          Concentra Managed Care, Inc.
          312 Union Wharf
          Boston, Massachusetts 02109
          Fax No.: (617) 367-8519
          Attention: Chief Executive Officer

     With a copy to:
          Concentra Managed Care, Inc.
          5080 Spectrum Drive, Suite 400 - West Tower
          Dallas, Texas  75248
          Fax No.: (972) 387-1938
          Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith.

     10. DISPUTES. In the event any dispute or controversy arises under this Agreement and is not resolved by mutual written agreement between Executive and the Company within thirty (30) days after notice of the dispute is first given, then, upon the written request of Executive or the Company, such dispute or controversy shall be submitted to arbitration, which arbitration shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered thereon and the results of arbitration will be binding and conclusive on the parties hereto. Any arbitrator's award or finding or any judgment or verdict thereon will be final and unappealable. All parties agree that venue for arbitration will be in the city specified in Section 4, and that any arbitration commenced in any other venue will be transferred to such venue, upon the written request of any party to this Agreement. The prevailing party will be entitled to reimbursement for reasonable attorneys fees, costs, or other expenses pertaining to the arbitration and the enforcement thereof and such attorneys fees, costs, or other expenses shall become a part of any award, judgment, or verdict. All arbitrations will have three


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individuals acting as arbitrators: one arbitrator will be selected by
Executive, one arbitrator will be selected by the Company, and the two arbitrators so selected will select a third arbitrator. Any arbitrator selected by a party will not be affiliated with, associated with, or related to the party selecting that arbitrator in any matter whatsoever. The decision of the majority of the arbitrators will be binding on all parties.

     11. MISCELLANEOUS. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a written instrument signed by Executive and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any choice-of-law provisions thereof.

     12. ATTORNEY FEES. Except as otherwise provided in Section 10, all legal fees and costs incurred by Executive in connection with the resolution of any dispute or controversy under or in connection with this Agreement shall be reimbursed by the Company to Executive as bills for such services are presented by Executive to the Company, unless such dispute or controversy is found to have been brought not in good faith or without merit by a court of competent jurisdiction.

     13. VALIDITY. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     14. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

     15. ENTIRE AGREEMENT; EFFECTIVENESS. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior employment agreements and/or severance protection letters, agreements, or arrangements between Executive, on the one hand, and the Company, CRA Managed Care, Inc., or any other predecessor in interest thereto or any of their respective subsidiaries, on the other hand.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                   COMPANY:
                                   CONCENTRA MANAGED CARE, INC.
                                   a Delaware corporation

                                   By: /s/ Donald J. Larson
                                      ------------------------------------------
                                           Donald J. Larson
                                           President and Chief Executive Officer

                                   EXECUTIVE:

                                       /s/ Kenneth Loffredo
                                      ------------------------------------------
                                           Kenneth Loffredo



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